Filed Pursuant to Rule 433

BankUnited Financial Corporation 3,200,000 HIMEDS Units

Security Information

Company Name	BankUnited Financial Corporation

Security	HiMEDS Units

Registration format	SEC Registered

CUSIP	06652 B806

ISIN	US06652B8063

Common Stock Ticker	NASDAQ "BKUNA"

Size
		Units	Gross Proceeds
Base Deal		3,200,000	$160,000,000
Underwriters' Over-Allotment option		480,000	$24,000,000

Total		3,680,000	$184,000,000

Terms
Stated Amount Per Unit			$50.00

Note Coupon			6.37%
Contract Adjustment Payment Rate			0.38%

Total Distribution Rate			6.75%

Reference Price			$23.40
Threshold Appreciation Price			$32.76
(The Threshold Appreciation Price represents appreciation of 40.00% over the Reference Price)
Minimum Settlement Rate (as defined):			1.5263
Low Settlement Rate (as defined):			2.1368

Dates
Trade Date			04/20/07
Offering Settlement Date			04/25/07
Purchase Contract Settlement Date			05/17/10
Note Maturity Date			05/17/12
Note Coupon and Contract Adjustment Payment Dates			02/17, 05/17, 08/17, 11/17
First Note Coupon and Contract Adjustment Payment Date			08/17/07

Underwriting
Sole Bookrunner	JPMorgan		60.00%
Co-Managers	Bear Stearns		20.00%
	UBS		20.00%

Price per unit to be paid by underwriters equals $48.50

Make-Whole Shares Applicable Upon a Merger Early Settlement

	Stock price on Effective Date
	$23.40	$25.74	$28.08	$30.42	$32.76	$35.10	$46.80	$70.20	$93.60	$117.00
Effective date
April 25, 2007	0.0000	0.2220	0.3424	0.4471	0.5399	0.4806	0.2997	0.1696	0.1217	0.0962
May 17, 2008	0.0000	0.1216	0.2400	0.3439	0.4371	0.3793	0.2155	0.1173	0.0850	0.0676
May 17, 2009	0.0000	0.0110	0.1142	0.2067	0.2930	0.2329	0.0926	0.0447	0.0330	0.0263
May 17, 2010	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of make-whole shares will be determined by a straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	If the stock price is greater than $117.00 per share (subject to adjustment), the number of make-whole shares will be zero; and

•	If the stock price is less than $23.40 per share (subject to adjustment), the number of make-whole shares will be zero.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement (and the supplement thereto) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-430-0686.

2